 DFAN14A 1 formdfan14a.htm NON-MANAGEMENT DFAN14A 2011-10-03 GLOBAL 8 ENVIRONMENTAL TECHNOLOGIES

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GLOBAL 8 ENVIRONMENTAL TECHNOLOGIES, INC.
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Rick Bosiak, Don Christensen, Ted Dreger, Roy Hales, Nora Rose

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A LETTER FROM SHANE THIBAULT

WHO WORKED OUT OF GLOBAL 8's FORT MCMURRAY OFFICE 2006-2009

TO HIS FORMER CLIENTS

October 3, 2011

Dear family, friends, and fellow shareholders,

This letter does not come easily to me. I encouraged or helped you to purchase stock in Global 8 Environmental Technologies. I believed that Rene Branconnier was a legitimate businessman and that the deals he always claimed he was working on were also legitimate. I now believe I was wrong. However many deals Rene may have worked on, he never seemed to put them in the company. Yet his failure to deliver results didn't impact him: He got paid well whether he succeeded or failed -sometimes $200,000 per month paid from our money to his companies. This left no money in our company to actually develop the deals he said he was finding. I don't know if that's what he intended, but it is clear from the SEC filings that that was the result. So the company never fulfilled its supposed goals and we all, including myself and my parents, have had our investment values reduced significantly.

I also suffered serious losses. In addition to originally investing $75,000 on a credit line and selling 7,000 ounces of silver bullion to re-invest, I incurred another $120,000 in debt to make ends meet while working for Rene for 3 years. He even neglected paying me for my last invoice. Then I was summoned to an interview by the Alberta Securities Commission. With some encouragement from others, I was preparing to go to the interview on my own, as I could not afford the referred lawyer and I had nothing to hide. But Rene demanded that I be accompanied by counsel. At the same time he refused to pay the retainer etc. I was shocked!

BUT, the straw that broke the camel's back, in regard to my believing if Rene was genuine or not, was learning that Rene had arranged to have Chad Burback and Denis Branconnier "squat"(to use one of Rene's favorite words in describing Daniel and team) in my Uncle Dave and Auntie Bernice's transmission shop for a year. It seemed to be a good deal for both parties at the time. Uncle Dave had renovations carried out to accommodate office space for them, which he paid for himself. Then they asked him to put up a $6,000 sign in conjunction with their existing A-1 Transmission sign to advertise CAR (Canadian Alternative Resources). When Rene refused to pay the sign contractor Uncle Dave had to. I recently learned that Rene refused to pay for anything the entire time. UNBELIEVABLE!

Rene's people blame Daniel for causing the stock price to fall. But they had already fallen when he started his legal actions. Share prices don't stay up forever on the strength of stories, predictions and speculation. Eventually investors see through them and realize that there are no fundamentals behind "pumped up"stock, and then the price crashes. By the time Rene appointed Julio and Daniel, G8's share price was already on its way down. Then in the summer two securities commissions in Canada put Cease Trade Orders on the company, and the stock fell into the low teens. The price was already at 6 cents when Julio and Daniel took their first public action, the October board meeting called to approve a 10-K filing. Rene then refused to pay the auditor, causing the company to miss the SEC's deadline. This, in combination with the company's inability to file an audited report by December 31, caused the company to fall back to the Pink Sheets. In the meantime, his followers'campaign on Stockhouse was going full steam, and the price fell further.

People also wonder why Daniel took the actions he did. Here's the truth. Within weeks after Rene appointed him Daniel smelled a rat and did what the law and his own conscience demanded of him. He conducted an investigation, talked with law enforcement, and finally organized the Board of Directors to suspend Rene's contracts so the company could start to function legally and do business for real. Unfortunately Rene counterattacked, first with an improperly conducted "shareholder vote"in which he deceived us into thinking that Daniel had stolen the company, when in fact Daniel was trying to restore the company to us. Then Rene went to court in Nevada with the story that the shareholders asked him for assistance (I understand it was he who initiated the lawsuit and directed it all along). His lawyers told the court that Daniel was refusing to have a shareholder meeting, when in fact Rene himself hadn't allowed a shareholder meeting in years. It looks as though Rene wanted to have a shareholders meeting so he could take the company back before we wised up to what he had done to us.

He almost succeeded. But Daniel, Julio and Tad Simmons, with a lot of help from shareholders like Roy Hales, Rick Bosiak, John Thomas, Ted Dreger and others, ultimately fought him to a draw.

Then Tad, who seems to work 25 hours a day, got busy looking for business to put in the company, and he eventually found some. This is how the Wheatware contract happened, and if Wheatware is even reasonably successful, Global 8 will get millions in profit sharing. Tad and the rest of the new Global 8 team are working on more projects, many of which will turn into real contracts.

I have always believed G8 was the right place to invest and have never been concerned about losing our money. I believe God brings opportunities across our paths for good and not for evil. My most influential spiritual mentor has taught me the following principle: Do not doubt in the darkness what God has revealed to you in the Light. I have not enjoyed the path that we have had to walk these past years, but now that we've got a good team in place, the best is yet to come. The new people are not just courageous and idealistic -and I thank God that they were, when the situation needed them to be -they are also building a great business team, with smarts, transparency, and accountability. They are doing what good businesspeople do. They focus tightly, they identify opportunities, they cultivate them, they raise money, they sign contracts, and they get started making money. And they do it ethically, with real people skills -no lying, bullying or exaggerations.

And they are bringing back the vision that we invested in.

Daniel and his team - Tad, John Thomas (board member), Jeff Hallman, and others - working with just a few thousand dollars, appear to have created more possibilities for profitability in the last year than Rene did in many years with millions of dollars of our money. Tad began developing Wheatware as a possibility almost a year ago, and other deals are in the pipeline -not the "dream deals"and mega-deals, as Rene usually promoted, but solid, do-able deals, each a little bigger than the last, each of which will pay us a portion in profit sharing or equity. I am extremely optimistic.

But I am not relaxed. Rene is still trying hard to get what he calls "his"company back (it's not his, but ours). This could be to stop us from finding out everything he has done. Rene's lawyers have forced the company to hold a shareholders meeting, before it has even been able to tell all the shareholders what's happening and what the stakes are for them. The meeting is scheduled for October 7th, and if Rene wins the board election, he is almost certain to take the company right back to where it was. Furthermore, the cease trade orders will almost certainly not be lifted. This could kill all possibility for us getting our investments back.

So I have now concluded that the best hope for this company, and for all of our investments, remains with the candidates who have been working with Daniel to turn the company around. I will be voting for them (in spite of the fact that Rene has me on his slate), and I urge you to do the same. The candidates are Daniel Wolf, Tad Simmons, Roy Hales, Rick Bosiak, John Thomas and Ted Dreger. There are also some proposals on the ballot that are also important, though the board election is the most important.

You will be receiving a letter or email explaining how to vote for this slate. Please look for the letter/email and act on it immediately; if you don't we may lose everything.

Because of the weird way this meeting is being set up, voting is not going to be as easy as just checking boxes on a proxy form. In fact, no formal proxy card has even been approved by the US's SEC. I learned that Rene is refusing to comply with a court order to turn over the company's records. This has made it expensive and difficult for G8 to prepare its financials, which are required for the company to provide an annual statement. If Rene had obeyed the order and also returned the company's assets, Daniel and G8 might have had an approved proxy to simplify this process for us shareholders.

So unfortunately you're going to have to do a little bit of work, and you may have to send your vote back by courier (FedEx, UPS, DHL) to get it to the meeting in time. If you do your part though, I am certain our investment will be kept in the control of genuinely trustworthy people.

I stated at the beginning that this letter was not easy for me. It actually brings tears to my eyes and a heavy heart as I am extremely disappointed in how some people can function in relating to others and money. I have met Rene's wife, all of his children and some of his grandchildren. I have dined and slept in his home. I have participated in what seemed to be "strategic business meetings" chased cattle together, and traveled the countryside with Rene, Chad, and Denis meeting with shareholders. We have had spiritual devotionals, conversations, and prayed together.

Another principle I have learned through my life is that people usually perceive others as they see themselves. I simply and genuinely believed, hook, line and sinker. I did not want any of my family and friends to miss out on this opportunity of a lifetime. So I endeavored to share it with all of you.

I was recently introduced to a lot of truths and I asked a lot of questions, before it became quite clear to me what path Rene Branconnier had led us down over all these years. We now have the chance to fix it and bring our investments back up, to restore the vision of helping the earth that we invested in, and hopefully make a lot more money in the process.

Sincerely,

Shane E. Thibault

Shane Thibault

PS: Thursday evening I received an email from a Mr. Bob Dittrich. You may have gotten it as well. To be blunt, it is hogwash, and is likely meant to sow confusion and distraction amongst us shareholders at a strategic time. In fact, it would not surprise me in the least if it was initiated by Rene. I cannot let such lies and distortions go unchallenged.

I understand that different people can have different interpretations of the facts, but almost everything that is said in that letter about Daniel, Roy, Ted, Richard Hawkins, Auntie Bernice, Uncle Dave, Nora Rose, and the shareholders meeting, is twisted invention, not fact. With regard to Miss Smith, Daniel stated that she did excellent work writing the company's motions. There is a dispute over the final amount she is owed for this work and that is it. It seems that Rene left the company broke and no attorneys would represent the company for free, so Daniel didn't have much choice but to work with her. The money that was paid to her came directly out of the pockets of a handful of shareholders, with no guarantee of being paid back or even succeeding as a result of her and Daniel's work. Despite this, the team was and is sincere about paying her for that work and what may still be owed. What I've learned of the situation is, if it hadn't been for some of her work, we might have lost the company.

I once again encourage you all, let's pull together, get this company cleaned up, and make our investment, Global 8 Environmental Technologies, an exciting, prosperous venture!